Exhibit 10.37
SEPARATION AND RELEASE
AGREEMENT
     THIS AGREEMENT (“Agreement”) by and between Sara M. Antol (“Employee”) and TOLLGRADE COMMUNICATIONS, INC., a Pennsylvania corporation (the “Corporation”) (Employee and the Corporation are referred to sometimes hereinafter individually as “Party” and collectively as, the “Parties”).
RECITALS
     A. Employee currently is employed by the Corporation as its General Counsel and Corporate Secretary.
     B. Employee and the Corporation are parties to that certain Agreement, dated as of March 17, 2009, which provides that Employee would receive certain payments and other benefits under certain circumstances in the event her employment with the Corporation is terminated (the “Severance Agreement”).
     C. The Corporation has determined it appropriate to terminate the Executive’s employment with the Corporation, with such termination of employment to take effect on the Date of Termination (as such term is defined herein).
     D. The Severance Agreement provides that Employee’s receipt of severance payments under such agreement will be subject to Employee’s signing and not revoking for a period of seven (7) days a separation and mutual release of claims agreement (the “Release Condition”).
     E. On and subject to the terms and conditions of this Agreement, and in satisfaction of the Release Condition, Employee and the Corporation desire to settle fully and finally all matters between them, including, without limitation, any matters that relate to Employee’s employment, the termination of that employment, or Employee’s association with the Corporation generally.
     In consideration of the premises and the covenants and agreements set forth in this Agreement, the Parties hereto, intending to be legally bound, agree as follows:
     1. Termination of Employment. Employee acknowledges that her employment with the Corporation will terminate effective as of November 5, 2009 (the “Date of Termination”). From and after the Date of Termination, Employee shall not make any statements or engage in conduct which would lead any person or entity to believe that she is an employee, consultant, agent or other authorized representative of the Corporation or any of its subsidiaries; provided that if the Parties enter into a written consulting or similar agreement following the Date of Termination, Employee’s performance in accordance with the terms of such agreement shall not be deemed a breach of the foregoing.
     2. Separation Pay and Continuation of Benefits. Employee and the Corporation agree that Employee’s termination of employment falls under the provisions of Section 4(c) of the Severance Agreement. Accordingly, on the eighth day following execution of this Agreement, provided this Agreement has not been revoked by Employee pursuant to the terms of Section 17(e), the Corporation shall pay and/or provide to Employee the separation pay and benefits to which Employee is entitled under the Severance Agreement for termination of employment under the circumstances described in Section 4(c) (notwithstanding the provisions of Section 4(c) of the Severance Agreement relating to payment being made on the fifth day following the Date of Termination). Further, it is agreed that pursuant to

Section 6(b) of the Severance Agreement, Employee shall be deemed for purposes of the Corporation’s health and welfare benefits plans to have remained in the continuous employment of the Corporation until January 31, 2011, rather than the one-year period set forth in Section 6(b) of the Severance Agreement. Employee’s health and welfare benefits will therefore end on January 31, 2011. Further, the Parties agree that for purposes of the Corporation’s 2006 Long-Term Incentive Compensation Plan, the 1995 Long-Term Incentive Compensation Plan and the 1998 Employee Incentive Compensation Plan, Employee’s termination of employment shall be considered a “voluntary termination with the consent of the Company.” Through the first anniversary of the Date of Termination, the Corporation shall maintain, if available in the directors and officers’ insurance market, directors and officers insurance covering Employee for actions taken or omissions occurring at or prior to the Date of Termination on terms then in effect for the remaining directors and officers.
     3. Return of Corporation Property. Employee agrees to promptly return to the Corporation all property belonging to the Corporation and to otherwise comply with the Corporation’s normal employment termination procedures. By way of example only, the Corporation’s property includes, but is not limited to, items such as keys, vehicles, credit cards, pagers, computers, all originals and copies (regardless of the form or format on which such originals and copies are maintained) of all Corporation specifications and pricing information, all customer lists and other customer-related information, all supplier lists and other supplier-related information, computer discs, tapes and other documents which relate to the business of the Corporation and/or its customers and/or its suppliers.
     4. General Release and Covenant Not-to-Sue. Except as otherwise explicitly provided in this Agreement, Employee knowingly and voluntarily releases and forever discharges the Corporation, its successors, assigns, subsidiaries, affiliates, employees, shareholders, officers and directors (collectively “Releasees”) of and from any and all Claims which Employee and Employee’s heirs, executors, administrators, successors, and assigns have or may have against the Releasees at any time at or prior to the execution of this Agreement, including, but not limited to, any alleged violation of any federal, state or local anti-discrimination law, any alleged violation of Title VII of the Civil Rights Act of 1964, as amended, The Americans with Disabilities Act of 1990, as amended, The Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, The Employee Retirement Income Security Act of 1974, as amended, The Older Workers Benefit Protection Act, The Pennsylvania Human Relations Act, as amended, any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, any public policy, contract, tort or common law; or any claim for costs, fees or other expenses, including attorneys’ fees incurred in these matters. This general release also includes, but is not limited to, claims arising under the Age Discrimination in Employment Act.
The Corporation also knowingly and voluntarily releases and forever discharges Employee, her successors, heirs and assigns, of and from any and all Claims which the Corporation and the Releasees have or may have against Employee at any time at or prior to the execution of this Agreement; or any claim for costs, fees or other expenses, including attorneys’ fees incurred in these matters.
As used herein, “Claims” means all claims, counterclaims, cross-claims, actions, causes of action, demands, obligations, debts, disputes, covenants, contracts, agreements, rights, suits, rights of contribution and indemnity, liens, expenses, assessments, penalties, charges, injuries, losses, costs (including, without limitation, attorneys’ fees and costs of suit), damages (including, without limitation, compensatory, consequential, bad faith or punitive damages), and liabilities, direct or indirect, of any and every kind, character, nature and manner whatsoever, in law or in equity, civil or criminal, administrative or judicial, in contract or in tort (including, without limitation, bad faith and negligence of any kind) or otherwise, whether now known or unknown, claimed or unclaimed, asserted or unasserted, suspected or unsuspected, discovered or undiscovered, accrued or unaccrued, anticipated or unanticipated, fixed or contingent, liquidated or unliquidated, state or federal, under common law, statute or regulation. Without limiting the generality hereof, this release (and the defined term “Claims” as used in this Agreement) covers Claims based upon torts (such as, for example, negligence, fraud, defamation, wrongful discharge); express and implied contracts (except this Agreement); federal, state or local statutes and ordinances; and every other source of legal rights and obligations which may be validly waived or released.
Employee covenants and represents that he or she has not filed and will not in the future file or permit to be filed in her name, or on her behalf, any lawsuit or other legal proceeding asserting Claims which are within the scope of the release in Section 4 against any of the Releasees. Further, Employee represents and warrants that he or she has not suffered any on-the-job injury for which she has not filed a claim.
Nothing contained in this Section 4 shall be deemed to waive any remedy available to Employee at law or in equity in the event of a breach by the Corporation (or any of its successors) of its or their obligations under this Agreement.
Excluded from the release and covenant not to sue set forth in this Section 5 are any Claims which cannot be waived by law and any rights that may arise after the date of this Agreement (including matters arising pursuant to this Agreement, any benefit policy, plan or program) and any claims against any Releasee for fraud, deceit, theft or misrepresentation. This Agreement does not prevent Employee from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or any other government agency concerning claims of discrimination, although Employee waives her right to recover monetary damages in any claim or suit brought by or through the EEOC or any other state or local agency on Employee’s behalf under any federal or state discrimination law, except where prohibited by law.
Employee understands that if this Agreement were not signed, Employee would have the right to voluntarily assist other individuals or entities in bringing claims against the Releasees. Employee hereby waives that right and agrees that he/she will not, for a period of two (2) years following the Date of Termination, provide any such assistance other than assistance in an official investigation or proceeding conducted by a governmental agency. Corporation and Employee further agree that Employee may provide information pursuant to any valid subpoena.
The Parties acknowledge and agree that it is their intention that the releases set forth in Section 5 be effective as full and final releases of each and every thing released herein.
     5. Non-Disclosure and Non-Competition Agreement. The Corporation and Employee acknowledge that they are parties to a Non-Disclosure and Non-Competition Agreement (the “NDNCA”). Following the Date of Termination, Employee shall continue to remain bound by the covenants and agreements of the NDNCA which are stated therein to survive or continue beyond the termination of Employee’s employment, and Employee will further abide by the noncompetition covenants set forth in Section 5 of the Severance Agreement.
     6. Non-Admission of Liability. It is acknowledged and agreed that nothing contained herein, including but not limited to the consideration paid hereunder, constitutes or will be construed as an admission of liability or of any wrongdoing or violation of law on the part of either Party hereto.
7. Non-Disparagement.
(a)	Employee agrees that she will not, at any time, make any disparaging statements about the Corporation or any Releasee to any current, former or prospective employer, any applicant referral source, any current, former or prospective employee of the Corporation, any current, former or prospective customer or supplier of the Corporation, the media, or to any other person or entity.

(b)	The Corporation will instruct its employees not to make any disparaging statements about Employee to any former or prospective employer of Employee or to any other person or entity.

(c)	As used in this Section 7, the term “disparaging statement” means any communication, oral or written, which would cause or tend to cause the recipient of the communication to question the integrity, competence, or good character of the person or entity to whom the communication relates.
     8. Remedies for Breach. Each Party will be entitled to pursue any remedy available at law or in equity for any breach of this Agreement by the other Party. Each Party acknowledges that remedies at law may be inadequate to protect against its breach of this Agreement and hereby in advance agrees, without prejudice to any rights to judicial relief the other Party may otherwise have, to the granting of equitable relief, including injunctive relief, in the other Party’s favor without proof of actual damages.
     9. Representations/Warranties by Employee. Employee represents and warrants to the Corporation that the following statements are true and correct:
(a)	Employee is signing this Agreement voluntarily and is legally competent to do so.

(b)	Employee has been advised to consult an attorney of her own choice before signing this Agreement and has had the opportunity to do so.

(c)	Employee has read and fully understands each of the provisions of this Agreement, has been given sufficient and reasonable time to consider each of them and fully understands her rights under all applicable laws and the ramifications and consequences of the execution of this Agreement.

(d)	No promises, agreements or representations have been made to Employee to induce her to sign this Agreement, except those that are written in this Agreement.

(e)	Employee has not, in whole or in part, sold, assigned, transferred, conveyed or otherwise disposed of any of the Claims covered by the release set forth in Section 4 and the consideration received by Employee for such release constitutes lawful and adequate consideration.
     10. Waiver of Rights. If in one or more instances either Party fails to insist that the other Party perform any of the terms of this Agreement, such failure shall not be construed as a waiver by such Party of any past, present, or future right granted under this Agreement; and the obligations of both Parties under this Agreement shall continue in full force and effect.
     11. Severability/Applicability. If any provision, section or subsection of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of this Agreement, including any other provision, section or subsection. Each provision, section and subsection of this Agreement is separable from every other provision, section and subsection, and constitutes a separate and distinct covenant.

     12. Successors & Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, assigns, executors, administrators and personal representatives.
     13. Notices. All notices, requests, demands, claims and other communications under this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given the next business day (or when received if sooner) if it is sent by (a) confirmed facsimile; (b) overnight delivery; or (c) registered or certified mail, return receipt requested, postage prepaid, and addressed, to the respective address of such Party specified below its or her signature below.
     14. Entire Agreement. Employee and the Corporation agree that this Agreement is not intended to supersede or replace the Severance Agreement, and that the Severance Agreement shall remain in full force and effect unmodified by this Agreement. This Agreement, together with the Severance Agreement, constitutes the entire understanding of the Parties with respect to the subject matter hereof. Except for the Severance Agreement and the NDNCA, this Agreement replaces all prior and contemporaneous written or oral agreements relating to Employee’s employment, compensation and employment termination.
     15. Interpretation; Enforcement. This Agreement will be interpreted and enforced according to the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws provision. The Parties hereto further agree that any action to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania. Each Party hereby consents to personal jurisdiction in any action brought in any court, federal or state, within the Commonwealth of Pennsylvania having subject matter jurisdiction in this matter. Each Party hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction.
     16. Amendment. No provision of this Agreement may be modified, amended or revoked, except in a writing signed by Employee and an authorized officer of the Corporation.
     17. Acknowledgment of Waiver of Claims Under ADEA.
(a)	Employee acknowledges that he or she is waiving and releasing any rights under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.

(b)	Employee and the Corporation agree that this waiver and release does not apply to any rights or claims that might arise under the ADEA after the date of this Agreement.

(c)	Employee acknowledges that the consideration given for this Agreement is in addition to anything of value to which Employee was already entitled.

(d)	Employee has forty-five (45) days from the day Employee receives this Agreement to review and consider this Agreement before signing it. If Employee chooses, Employee may sign this Agreement before the expiration of the forty-five (45) day period. In the event that Employee signs and returns this Agreement in less than forty-five (45) days, Employee agrees and acknowledges that such decision was entirely voluntary and that

Employee had the opportunity to consider this Agreement for the entire forty-five (45) day period. Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original forty-five (45) day consideration period.

(e)	Employee has seven (7) days after signing this Agreement to revoke the Agreement by delivering a written notice of revocation to the Corporation. This Agreement will not be effective until the revocation period has expired. To be effective, a revocation must be in writing and must be delivered to the Corporation by the close of business on the seventh (7th) day following the date that Employee signs this Agreement.

(f)	Employee is advised to consult an independent attorney of her choosing before signing this Agreement. By signing this Agreement, Employee acknowledges that he or she has carefully read and fully understands all of its provisions, and that he or she is signing it voluntarily. Employee also acknowledges that he or she is not relying on any representations by any representative of the Corporation concerning the meaning of any aspect of this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WITNESS:

/s/Joseph O’Brien	/s/Sara M. Antol [Employee Name]

11/5/09
[Date]

Address:
[Employee address]

TOLLGRADE COMMUNICATIONS, INC.

By: Name:	/s/Joseph A. Ferrara Joseph A. Ferrara
Title:	President & CEO
Date:	11/5/2009
Address:
493 Nixon Rd.
Cheswick, PA 15024
Attention: General Counsel